Exhibit 10.10

“THE BROOKLYN VENTURE”

RECOVERY AND RESEARCH AGREEMENT

This agreement (Agreement) dated as of the 29th day of MARCH, 2013, is entered into by and between Altamar Explorations LLC ("AE") of Gainesville, Florida, a Florida Domiciled Entity, and Aqua Quest International, Inc (AQI) of Tarpon Springs, Florida, a Florida Incorporated Entity. AE and AQI are each a Party and collectively referred to as the "Parties."

RECITALS

WHEREAS, AQI is a marine archaeological recovery company and specializes in the discovery and recovery of shipwrecks. WHEREAS, AE is a company having extensive research data on historical shipwrecks.

WHEREAS, AQI desires to acquire the research information AE has compiled on the Brooklyn (Brooklyn), lost off of the New Jersey Coast in 1850.

WHEREAS, AE desires to provide to AQI the Research Information on the Brooklyn in exchange for a compensating percentage of the recovery as described herein.

WHEREAS, AE believes that based on its research the Brooklyn may be located within a specific search area of approximately 100 (ONE HUNDRED) square nautical miles.

WHEREAS, based on AEs research AQI intends to mount an expedition to locate, assert possession of, and conduct recovery operations at the Brooklyn wreck site.

NOW THEREFORE, in consideration of the recitals, payments, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1.1 Cooperation. AE agrees to provide AQI, on an exclusive basis, with its present and ongoing Research Information for Brooklyn based on the terms and conditions as set forth in this Agreement.

2.1 Project Funding. AQI has agreed to acquire and provide funding for the Search Phase of the project in the amount of at least $50,000.00. This sum is for the search operations which include the use of an operational and suitable boat equipped with remote sensing equipment such as magnetometer, side scan sonar, and ROV systems. The commencement date for the Search Phase is currently projected to be on or before JUNE 24, 2013, weather conditions and safety permitting.

3.1 Exclusive Rights. AE agrees to grant AQI exclusive rights to its Research Information for the search, identification, and recovery of the Brooklyn. AQI agrees to keep AE fully informed and aware of any effoAlrts and/or work that take place to discover and/or recover anything from the Brooklyn, and to allow AE onto the discovery and/or recovery ship. AQI agrees not to disclose the wreck site specifics or location to anyone else without the specific agreement of AE, except as required for AQI's admiralty lawsuit/claim by law or rules of the court, which shall either be filed directly in the name of AQI or more likely, will be filed in the name of a neutral sounding new entity designed to cloak the true nature of the lawsuit and to attempt to divert attention away from the wreck until such time as the parties announce their actions and discoveries. The use of a neutral sounding entity will be held to the same terms and conditions of this agreement and said filing will be incorporated in this agreement.

4.1 Compensation. AE will receive 15% (fifteen per cent) of the net profits received by AQI from the Brooklyn project after fair and reasonable expenses are deducted and after paying back any and all investors. AE has the right to request and review the financial and expense statements of AQI in regards to the Brooklyn. Daily expenses are estimated to be between $3000(Three Thousand Dollars) and $4,500.00(Four Thousand Five Hundred Dollars) for the survey/discovery work and between $5,000.00(Five Thousand Dollars) and $7,500.00(Seven Thousand Five Hundred Dollars) per day for actual diving, salvage and recovery efforts. The Mobilization costs to begin and conduct the expedition are expected to be between $40,000.00(Forty Thousand Dollars) and $60,000.00(Sixty Thousand Dollars). No later than one week prior to the actual first day of survey work, AQI will pay to AE $6,000.00(Six Thousand Dollars) which will be to pay for the RENAV work previously done by NAUTICOS and Dave Jourdan, which is reimbursement for payment advanced previously by AE for this project and turned over to AQI.

5.1 Ancillary Ownership Rights. AQI shall have the exclusive right to document, film, photograph, publish or any other means necessary for documenting and recording the Brooklyn project in any form or media, whether for personal or public use and/or for profit as long as there is no interference with the timely and professional manner of recovery.

Revenues from ancillary ownership rights to Brooklyn shall be included in revenues for determining the distribution of profits to AE. AE and Mark Allender have the right to and retain the right to publish a book and academic papers, articles and treatise, and give lectures on the Brooklyn, recognizing that Dr. Robert Baer may also publish a book on this project.

6.1 Operations and Work on the Project. AQI shall have jurisdiction of the search, recovery and artifact conservation and other business aspects of the Brooklyn project. This includes but is not limited to planning, fund raising, use of proceeds, time lines, operational and archaeological reports, hiring, contracting, project team oversight, equipment, safety, and financial reporting. However, representatives of AE shall have the right to be in attendance on the search/recovery boat during the search/recovery operations, and during the storage, safeguarding, and handling of items recovered from Brooklyn. AQI has the right at its option to ask AE to provide advice in these areas, and to utilize AE in a supporting role on the Project. AE will be allowed to obtain project updates from AQI at any time upon request.

7.1 Artifact Recoveries. AE and AQI agree that Brooklyn is a shipwreck having significant historical value. The Parties agree that common artifacts such as coins and precious stones and other redundant and duplicative items can be sold commercially. Inasmuch as is possible the Parties agree that less common items from the cargo, and personal belongings of passengers and crew, will be kept together as a potential collection for preservation in a museum.

8.1 Representations and Warranties. Each Party expressly represents and warrants that:

(i) it has authority to act for itself or the lawful owner of its respective property, including the Research Information (the Property) herein; (ii) it has full power and express authority to carry out its obligations as set forth in this Agreement; (iii) AE represents and warrants that it is the owner of the Research Information with good and marketable title thereto; (iv) it has not made any assignment or transfer of the Property as set forth in this Agreement, including but not limited to assignment or transfer by subrogation or by operation of law; (v) it is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (vi) it is represented and has been advised by counsel in connection with this Agreement, which such Party executes wholly voluntarily and of its own choice, volition, judgment, belief and knowledge, after consultation with such counsel and not under coercion or duress; (vii) it is not aware of any illegal, unethical, or fraudulent activity or conduct of any Party to this Agreement; and (viii) it knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts either known or reasonably ascertainable. The Parties agree and stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.

9.1 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10.1 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the Parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

11.1 Other Instruments. The Parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

12.1 Headings. The headings, titles, and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

13.1 Captions. The Parties agree that the captions and headings contained in this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement.

14.1 Construction. Words used in the Agreement of any gender or neuter shall be construed to include any other gender or neuter where appropriate. Words used in this Agreement that are either singular or plural shall be construed to include the other where appropriate.

15.1 Amendments in Writing. This Agreement may only be amended or modified by a written instrument that has been executed by the Parties and that unequivocally indicates the Parties intention to modify this Agreement. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement.

16.1 No Waiver. The failure by any of the Parties to this Agreement to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Agreement or a course of dealing between the Parties, shall not be a waiver of such terms or conditions or of such Partys right thereafter to enforce each and every term and condition of this Agreement.

17.1 Duration and Applicable Law. This contract shall remain in force until all methods for recoveries are exhausted and the parties agree in writing to terminate this agreement and venture. However, this agreement expires in six months if for a period of time no longer than 6 (six) months from the date of this Agreement no effort by AQI has been made for conducting the survey and search, unless extended or canceled by the written mutual consent of both Parties. AQI agrees that IF at the end of the 6 (six) months NO SURVEY work has been done, then and only then will the disclosures and knowledge furnished by AE revert back and shall once again be the total property of AE alone and may not be used without prior written consent of AE. Each Party shall comply with all applicable international, federal, state or local laws, regulations, or ordinances in effect or hereafter adopted. This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Florida.

18.1 Entire and Integrated Agreement. This Agreement contains and constitutes the entire agreement and understandings of the Parties and supersedes as of the execution date all prior negotiations, discussions, undertakings or agreements of any sort whatsoever, whether oral or written, or any claims that might have ever been made by one Party against any opposing Party. There are no representations, agreements, or inducements except as set forth expressly and specifically in this Agreement.

19.1 Multiple Counterparts. This Agreement may be executed in multiple counterparts, any and all of which may contain the signatures of less than all the Parties and all of which shall be construed together as a single document. Each counterpart shall be fully effective as an original when all of the Parties have executed this Agreement. Such counterparts may also be executed by facsimile signature.

20.1 Code Name Brooklyn. The parties agree that when describing this project to third parties, for whatever reason, it will be described as and called The Brooklyn Project to insure as much anonymity and security as possible until such time as AQI is prepared to announce its discoveries.

Agreed to and accepted this 29th day of March, 2013.

ALTAMAR EXPLORATIONS, LLC

SIGNATURE  Mark Allender

DATE  March 29, 2013

MARK ALLENDER, MANAGING MEMBER

AQUA QUEST INTERNATIONAL, INC.

SIGNATURE  Robert Mayne

DATE  March 29, 2013

ROBERT H. MAYNE, JR, PRESIDENT